Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125977, 333-107322, 333-143955, 333-160081 and 333-175377) of Toyota Motor Corporation of our report dated June 25, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Aarata
Nagoya, Japan
June 25, 2012